As filed with the Securities and Exchange Commission on July 27, 2009
Registration No. 333- 159968

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

[Missing Graphic Reference] Washington, DC 20549

Amendment No. 2 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Answers Corporation

(Exact name of registrant as specified in its charter)

Delaware	98-0202855
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

237 West 35th Street

Suite 1101
New York, New York 10001
(646) 502-4777

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert S. Rosenschein

Chief Executive Officer, President and Chairman of the Board

237 West 35th Street

Suite 1101
New York, New York 10001
(646) 502-4777

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jeffrey J. Fessler, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 – Facsimile

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (do not check if smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by Answers Corporation (the “Registrant” or the “Company”).  All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC registration fee	$872
Transfer agent’s fees and expenses	$3,000	*
Legal fees and expenses	$20,000	*
Printing fees and expenses	$5,000	*
Accounting fees and expenses	$15,000	*
Miscellaneous fees and expenses	$1,128	*

Total	$45,000	*
                                 * Estimated

Item 15. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation, as amended, provides that to the fullest extent permitted by the Delaware General Corporation Law, a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, and (iii) for any transaction from which the director derives an improper personal benefit.

The effect of the provision of our amended and restated certificate of incorporation, as amended, is to eliminate the rights of the company and its stockholders (through stockholders' derivative suits on behalf of the company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iii) above. This provision does not limit or eliminate the rights of the company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our amended and restated certificate of incorporation, as amended, provides that the company shall indemnify to the fullest extent permitted by law its directors, officers and employees and any other persons to which Delaware law permits a corporation to provide indemnification against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

We have an insurance policy that insures its directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

Item 16.  Exhibits.

a) Exhibits.

Exhibit Number	Description of Document

3.1
Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Convertible Preferred Stock of Answers Corporation (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed June 15, 2009).

5.1	Opinion of Sichenzia Ross Friedman Ference LLP as to the legality of the securities being registered.*

10.1	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 15, 2009).

10.2	Warrant Agreement dated as of June 16, 2008 between Answers Corporation and Redpoint Omega, L.P. and Redpoint Omega Associates, LLC (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed June 17, 2008).

10.3
Registration Rights Agreement dated as of June 16, 2008 between Answers Corporation and Redpoint Omega, L.P. and Redpoint Omega Associates, LLC (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed June 17, 2008).

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1).*

23.2	Consent of Somekh Chaikin, a member firm of KPMG International, an independent registered public accounting firm.*

24.1	Power of Attorney (included on signature pages to the registration statement).*

* Previously filed.

Item 17.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectuses filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
 To include any material information with respect to the “Plan of Distribution” not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
 That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 27th day of July 2009.

ANSWERS CORPORATION

By:	/s/ Robert S. Rosenschein
Robert S. Rosenschein
President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Robert S. Rosenschein	President, Chief Executive Officer and	July 27, 2009
Robert S. Rosenschein	Chairman of the Board of Directors (Principal Executive Officer)

*	Director	July 27, 2009
Lawrence S. Kramer

*	Director	July 27, 2009
Mark B. Segall

*	Director	July 27, 2009
Edward G. Sim

___________*________	Chief Financial Officer	July 27, 2009
Steven Steinberg	(Principal Accounting Officer and Principal Financial Officer)

_______________*___________	Director	July 27, 2009
Yehuda Sternlicht

________________*_______________	Vice-Chairman and Lead Director	July 27, 2009
Mark A. Tebbe

_________________*______________	Director	July 27, 2009
W. Allen Beasley

________________*__________	Director	July 27, 2009
Tom Dyal

* By: /s/ Robert S. Rosenschein
Robert S. Rosenschein, as Attorney-in-Fact